Exhibit 10.31

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Hugh Martin (“Executive”) and Pacific Biosciences of California, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company as its Chief Executive Officer pursuant to an employment agreement dated September 16, 2010 (the “Employment Agreement”);

WHEREAS, Executive signed an Employee Proprietary Information and Inventions Assignment Agreement with the Company on March 13, 2004 (the “Confidentiality Agreement”);

WHEREAS, the Company and Executive entered into a Change in Control Severance Agreement dated September 16, 2010 (the “Change in Control Agreement”);

WHEREAS, the Company and Executive have entered into Stock Option Agreements, dated May 19, 2004, September 8, 2005, June 21, 2007, March 19, 2009, February 17, 2010, August 12, 2010, and October 26, 2010, granting Executive the option to purchase shares of the Company’s common stock (on an as-converted basis) subject to the terms and conditions of the Company’s 2004 Equity Incentive Plan, the Company’s 2005 Stock Plan, the Company’s 2010 Equity Incentive Plan, and the Stock Option Agreements (collectively the “Stock Agreements”);

WHEREAS, Executive serves as a member of the Company’s Board of Directors (the “Board”) pursuant to his Employment Agreement;

WHEREAS, the Parties agree that Executive will resign his Board membership effective as of the date of the Company’s 2012 annual meeting (the “Board Resignation Date”);

WHEREAS, Executive resigned his employment with the Company effective January 5, 2012 (the “Resignation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Consideration.

a. Post-Employment Consulting Services. Conditioned upon Executive’s timely signature and non-revocation of this Agreement, the Company agrees to retain Executive to perform services for the Company as a Consultant, in which role he shall provide consulting services (the “Consulting Services”) to the Company as an independent contractor pursuant to the terms of the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”). Nothing in this Agreement or the Consulting Agreement pertaining to Executive’s anticipated role as a Consultant shall in any way be construed to constitute Executive as a continuing agent, officer, employee, or representative of the Company after the Resignation Date, but Executive shall perform the services under the Consulting Agreement solely as an independent contractor.

b. Stock Option Acceleration. Subject to the Agreement becoming effective and irrevocable, Executive shall be entitled to accelerated vesting of those unvested options under the Stock Option Agreements that would have vested had Executive continued his employment with the Company through the six (6) month anniversary of the Resignation Date. Inclusive of the accelerated vesting described in the preceding sentence, Executive acknowledges that he will have vested in 669,996 stock options and no more as of his Resignation Date. Notwithstanding any provision to the contrary in the Stock Agreements, Executive agrees that the unvested portion of his outstanding options shall terminate as of his Resignation Date. The exercise of Executive’s vested options and shares shall continue to be governed by the terms and conditions of the Company’s Stock Agreements.

c. Payment. The Company agrees to pay Executive a lump sum equivalent to twelve (12) months of Executive’s base salary, for a total of Three Hundred Thousand Dollars ($300,000), less applicable withholding. This payment will be made to Executive within ten (10) business days after the Effective Date of this Agreement. Executive acknowledges and agrees that the consideration provided to him hereunder fully satisfies any obligation that the Company had to pay Executive wages or any other compensation for any of the services that Executive rendered to the Company, and that the amount paid is in excess of any disputed wage claim, if any, that Executive may have. To the extent any wage dispute exists, Executive specifically acknowledges that the consideration paid shall be deemed to be paid first in satisfaction of any disputed wage claim with the remainder sufficient to act as consideration for the release of claims set forth herein, and that Executive has not earned and is not entitled to receive any additional wages or other form of compensation from the Company.

d. COBRA. The Company shall reimburse Executive for, or pay directly on Executive’s behalf, continuation coverage for group health insurance for Executive and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or the applicable state equivalent (together, “COBRA”) for a period equal to the earliest to occur of (A) the thirty-six (36) month anniversary of the Resignation Date, (B) the date Executive and his eligible dependents are no longer eligible to receive continuation coverage pursuant under COBRA, and (C) the date Executive is eligible to receive coverage under the plan(s) of another employer (the “COBRA Reimbursement Benefit”).

2. Severance. In exchange for and conditioned upon Executive’s execution and non-revocation of a Supplemental Release within two weeks of the Termination Date of the Consulting Agreement, the form of which is attached hereto as Exhibit B (the “Supplemental Release”), the Company agrees to pay Executive a lump sum equivalent to Thirty Thousand Dollars, $30,000 (the “Severance Payment”) within ten (10) business days after the Effective Date of the Supplemental Release. The Company will provide Executive with a Form 1099 in connection with the Severance Payment.

3. Board Resignation/10b5-1 Trading Plan. Executive hereby agrees to resign his position as a member of the Board effective on the date of the Company’s 2012 annual meeting, by executing the resignation letter attached as Exhibit C to this Agreement. From the date of this Agreement through the Board Resignation Date, Executive agrees to conduct all stock trading exclusively through a 10b5-1 trading plan and in compliance with the Company’s Insider Trading Policy then in effect.

4. Benefits. Executive’s health insurance benefits shall cease on the last day of January 2012, subject to Executive’s right to continue his health insurance under COBRA. Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Resignation Date.

5. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration and the severance set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive. Executive further acknowledges and represents that he has received any leave to which he was entitled or which he requested, if any, under the California Family Rights Act and/or the Family Medical Leave Act, and that, except as otherwise reported in writing to appropriate Company personnel as of the Termination Date, he did not sustain any workplace injury, during his employment with the Company.

6. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied;

promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company). Notwithstanding the foregoing, Executive acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration as provided herein, except as required by applicable law. Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

7. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. The Parties agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.

8. California Civil Code Section 1542. Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

9. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10. No Employment. Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company.

11. Confidentiality. Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Executive may disclose Separation Information only to his immediate family members, the arbitrator or a court of competent jurisdiction in any proceedings to enforce the terms of this Agreement, Executive’s attorney(s), and Executive’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Executive agrees that he will not publicize, directly or indirectly, any Separation Information.

12. Trade Secrets and Confidential Information/Company Property. With the exception of the second and third sentences of Paragraph 4 of the Confidentiality Agreement which are expressly superseded and replaced by Paragraph 17 of this Agreement, Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Executive’s signature below constitutes his certification under penalty of perjury that, except for any items that have been expressly given to Executive by the Company to keep, he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.

13. No Cooperation. Executive agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

14. Mutual Nondisparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees to refrain from any disparaging statements about Executive. Executive understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Director of the Company. Executive shall direct any inquiries by potential future employers to the Company’s human resources department.

15. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

16. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

17. Nonsolicitation. Executive agrees that for a period of eighteen (18) months immediately following the Effective Date of this Agreement, Executive shall not directly or indirectly solicit or attempt to solicit any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

18. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

19. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN MATEO COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

20. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his/her behalf under the terms of this Agreement. Executive agrees and understands that he/she is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

21. Section 409A. If the Company determines that any cash severance benefits, health continuation coverage, or additional benefits provided under this Agreement shall fail to satisfy the distribution requirement of Section 409A(a)(2)(A) or the Internal Revenue Code of 1986, as amended (the “Code”) as result of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409(a)(1) of the Code. (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Code, and the regulations and other guidance thereunder, to such payments, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to a Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of section 409A(a)(1) of the Code. The Company may attach conditions to or adjust the amounts paid pursuant to this paragraph to preserve, as closely as possible, the economic consequences that would have applied in the absence of this paragraph; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

22. Indemnification. Executive agrees to indemnify and hold harmless the Company from and against any and all loss, costs, damages, or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company arising out of the breach of this Agreement by Executive, or from any false representation made herein by Executive, or from any action or proceeding that may be commenced, prosecuted, or threatened by Executive or for Executive’s benefit, upon Executive’s initiative, direct or indirect, contrary to the provisions of this Agreement. Executive further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim.

23. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

24. No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

25. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

26. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

27. Entire Agreement. With the exception of the Consulting Agreement, the Confidentiality Agreement and the Stock Agreements, this Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, including but not limited to the Employment Agreement and the Change in Control Agreement. Notwithstanding the foregoing, the second and third sentences of Paragraph 4 of the Confidentiality Agreement are expressly superseded and replaced by Paragraph 17 of this Agreement.

28. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

29. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

30. Effective Date. Executive understands that this Agreement shall be null and void if not executed by him within twenty one (21) days from receipt of this Agreement. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

31. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

32. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he has been given at least twenty-one (21) days within which to consider this Agreement;

(d)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(e)	he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

HUGH MARTIN, an individual

Dated: January 10, 2012	/s/ Hugh Martin
Hugh Martin

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Dated: January 10, 2012	By:	/s/ Michael Hunkapiller
Dr. Michael Hunkapiller
Chairman, President & Chief Executive Officer

Exhibit A

PACIFIC BIOSCIENCES CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into by and between Pacific Biosciences of California, Inc. (the “Company”) and Hugh Martin (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the parties agree as follows:

1. Services and Compensation. Consultant agrees to perform for the Company the services described in Appendix A (the “Services”), and the Company agrees to pay Consultant the compensation described in Appendix A for Consultant’s performance of the Services.

2. Confidentiality.

A. Definition. “Confidential Information” means (a) any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the Term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information or any other information which is designated as “confidential,” “proprietary” or some similar designation (collectively, the “Disclosed Materials”) and (b) any information otherwise obtained or derived, directly or indirectly, by Consultant through inspection, review or analysis of the Disclosed Materials. Confidential Information does not include information that (i) is known to Consultant, on a non-confidential basis, at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful action or inaction of Consultant or (iii) has been rightfully received by Consultant, without confidentiality obligations, from a third party who is authorized to make such disclosure.

B. Nonuse and Nondisclosure. During and after the Term of this Agreement, Consultant will hold the Confidential Information in the strictest confidence, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party without the prior written consent of the Company. If Consultant is required by law to make any disclosure that is prohibited or otherwise constrained by this Agreement, Consultant will provide the Company with prompt written notice of such requirement so that the Company may seek a protective order or other appropriate relief. Subject to the foregoing sentence, Consultant may furnish that portion (and only that portion) of the Confidential Information that Consultant is legally compelled or is otherwise legally required to disclose; provided, however, that Consultant provides such assistance as the Company may request in obtaining such order or other relief. Consultant agrees that all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information, including, but not limited to, having each of Consultant’s employees and contractors, if any, with access to any Confidential Information execute a nondisclosure agreement with restrictions on use and disclosure at least as restrictive as those placed on Consultant hereunder. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company.

C. Other Client Confidential Information. Consultant agrees that Consultant will not, during the Term of this Agreement, improperly use or disclose to the Company any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

D. Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the Term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

E. Personal Information. Without limiting the foregoing, Consultant acknowledges that in connection with Consultant’s activities under this Agreement Consultant may receive information that identifies, or that in combination with other information available to Consultant could be used to identify, an individual person. Consultant shall collect, use, store and otherwise process such information as Confidential Information and in accordance with the Company’s privacy and other policies applicable to such information, including any modifications to such policies as the Company may adopt from time to time. In addition, without limiting other obligations of Consultant set forth in this Agreement, Consultant shall adopt and employ physical, technical, and procedural data security measures appropriate to the sensitivity of the information received by Consultant, which shall be not less than the measures required by applicable law. The Company shall have the right, but not the duty, to audit Consultant’s compliance with the requirements of this Section upon reasonable notice to Consultant. Consultant shall cooperate fully with the Company in conducting such audit(s).

F. Return of Materials. Upon the termination of this Agreement, or upon the Company’s earlier request, Consultant will deliver to the Company all of the Company’s property, including but not limited to all electronically stored information and passwords to access such property, and Confidential Information that Consultant may have in Consultant’s possession or control.

G. Community of Interest. The Company and Consultant each understand that under this Agreement, Consultant may be privy to Company information, documents and communications, and that Company may seek advice and consultation from Consultant on matters relating to Company’s business and intellectual property plans and strategies, as well as other matters. Consultant acknowledges and agrees that Consultant and Company share a community of interest with respect to any such information, documents and communications (collectively referred to as the “Joint Community of Interest Materials”) that have been and that will continue to be generated, exchanged and shared among the Company and Consultant and/or other persons and entities providing services to or otherwise sharing business objectives with the Company (collectively “Parties”) and counsel to any of the Parties. The Joint Community of Interest Materials (i) include, inter alia, (a) materials developed in whole or in part by counsel to the Parties, (b) materials developed in whole or in part by the Parties, individually or jointly, at the direction of, or on behalf of counsel, and (c) communications with counsel for any of the Parties and (ii) consist of privileged attorney work product, privileged attorney-client communications, or are otherwise attorney-client privileged information. Company and Consultant hereby acknowledge and agree that the Joint Community of Interest Materials are communicated in confidence for the purpose of securing legal advice and representation for evaluative purposes or in anticipation of future negotiations and/or litigation, and the Parties intend to employ all protections available to them with respect to the Joint Community of Interest Materials under state and/or federal law, including without limitation, the attorney work-product doctrine and the privileges of attorney-client, joint defense, if applicable, and/or common interest. The Parties intend for the Joint Community of Interest Materials that would be subject to one or more of the laws, privileges and/or doctrines described in the foregoing sentence had such materials been developed or obtained by one party to be subject to those same laws, privileges and/or doctrines, despite the fact that such materials may have been obtained or developed collectively and/or shared between the Parties. The Parties do not intend to waive or limit the application of any legal privileges by providing to one another, or by jointly creating Joint Community of Interest Materials. Notwithstanding the foregoing, the Company may elect to waive any or all of the foregoing privileges without Consultant’s consent.

3. Ownership.

A. Assignment. Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of a consulting arrangement in furtherance of the business to be conducted by the Company, irrespective of whether such arrangement is set forth in writing or not, or commences before or after the date of this Agreement, that relate in any manner to the business of the Company that Consultant may be or may have been directed to undertake, investigate or experiment with or that Consultant may become or has become associated with in work, investigation or experimentation on behalf of Company (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to assign (or cause to be assigned) and hereby assigns fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Further, Consultant agrees to have each of Consultant’s employees and contractors, if any, execute an assignment agreement including assignment obligations at least as co-extensive as those imposed upon Consultant hereunder.

B. Further Assurances. Consultant agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

C. Pre-Existing Materials. Subject to Section 3.A, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform the Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

D. Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, coupled with an interest in the assigned inventions or original works of authorship, and with full power of substitution, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.

E. Moral Rights. To the extent allowed by law, Section 3 and any license to the Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. Furthermore, Consultant agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world and without any further compensation, the Company may and is hereby authorized to use Consultant’s name in connection with promotion of its business, products and services and to allow others to do so. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratifications and consents from time to time as requested by Company. If any other person is in any way involved in any Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for the Company’s exclusive benefit.

4. Conflicting Obligations.

A. Conflicts. Consultant represents and warrants that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant is free to perform work as a consultant or employee of another entity and/or person, provided that Consultant will not enter into any conflicting agreement during the Term of this Agreement. Consultant’s violation of this Section 4.A will be considered a material breach under Section 7.B.

5. Exclusive Services During the Term. Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, and except as to the companies (if any) identified in Appendix B hereto, the Consultant agrees that during the Term of this Agreement Consultant will not directly or indirectly (i) provide any services in the Field of Interest (as defined below) to any other business or commercial entity, or (ii) participate in the formation of any business or commercial entity in the Field of Interest. The Consultant has disclosed Consultant’s relationships with the companies (if any) listed on Appendix B attached hereto and the foregoing will not apply to such relationships as disclosed on Appendix B. The “Field of Interest” shall be defined as the fields of (i) nucleic acid sequencing technologies and/or applications thereof (including, without limitation, detection of methylation and other nucleic acid base modifications), and (ii) single molecule, real time detection of biological interactions using zero mode waveguides or other confinement techniques and/or applications thereof.

6. Reports; Time, Place and Manner of Providing Services. Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the time required to prepare such written reports will be considered time devoted to the performance of the Services.

Notwithstanding the foregoing, as long as Consultant delivers acceptable Services to the Company in a timely fashion, Consultant shall generally have the discretion to determine the location and timing of rendering Services as well as the method of accomplishing Consultant’s Services.

7. Term and Termination.

A. Term. The term of this Agreement (“Term”) will begin on January 5, 2012 (the “Effective Date”) and will continue until the earlier of (i) July 4, 2012, or (ii) termination as provided in Section 7.B. Notwithstanding the foregoing, this Agreement will automatically become null and void in the event that (i) Consultant fails to timely execute the Separation Agreement and Release regarding Consultant’s separation from employment with the Company, or (ii) Consultant revokes or breaches such Separation Agreement and Release.

B. Termination. The Company may terminate this Agreement immediately and without prior notice at any time during the Term if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement. Consultant may terminate this Agreement at any time during the Term upon giving the Company 14 days’ prior written notice of such termination pursuant to Section 12.E of this Agreement in the event the Company is in material breach of its obligations to pay Consultant for Services rendered and approved expenses incurred by Consultant during the Term in accordance with Appendix A hereto.

C. Survival. Upon such termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(1) The Company will pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 1 of this Agreement; and

(2) Section 2 (Confidentiality), Section 3 (Ownership), Section 4 (Conflicting Obligations), Section 5 (Exclusive Services During the Term), Section 8 (Independent Contractor; Benefits), Section 9 (Indemnification), Section 10 (Nonsolicitation) Section 11 (Arbitration and Equitable Relief) and Section 12 (Miscellaneous) will survive termination or expiration of this Agreement in accordance with their terms.

8. Independent Contractor; Benefits.

A. Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee, joint venturer, partner, or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant shall not have any authority to negotiate on behalf of the Company, or to modify or accept contracts on behalf of the Company, or to otherwise bind the Company to any contract with any third party or to conduct any business in the name of or on behalf of the Company. Any contract presented to Consultant that is intended to bind the Company must be entered into by a duly authorized officer of the Company located in the principal business offices of the Company in Menlo Park, California. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Appendix A. The parties acknowledge that Consultant is not an employee for state, federal, or foreign tax or social security purposes. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income, under any applicable laws.

B. Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company, where benefits include, but are not limited to, paid vacation, sick leave, medical insurance and 401k participation. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

9. Indemnification. Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees, contractors or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any breach by the Consultant or Consultant’s assistants, employees, contractors or agents of any of the covenants contained in this Agreement, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

10. Nonsolicitation. To the fullest extent permitted under applicable law, from the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates.

11. Arbitration and Equitable Relief.

A. Arbitration. Consultant and the Company agree that any and all controversies, claims or disputes with anyone (including without limitation, Consultant and Consultant’s heirs, successors and assigns, the Company and any employee, officer, director, shareholder or benefit plan of the Company, in its capacity as such or otherwise) arising out of, relating to or resulting from Consultant’s performance of the Services under this Agreement or the termination of this Agreement, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure (the “Rules”) and pursuant to California law. CONSULTANT AND THE COMPANY AGREE TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO, ALL DISPUTES ARISING FROM OR RELATED TO THIS AGREEMENT. Consultant understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Consultant.

B. Procedure. Consultant and the Company agree that any arbitration will be administered by Judicial Arbitration & Mediation Services (“JAMS”), and that a neutral arbitrator will be selected in a manner consistent with its applicable rules. Consultant and the Company agree that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including discovery motions, motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Consultant and the Company agree that the arbitrator will issue a written decision on the merits. Consultant and the Company also agree that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Consultant and the Company agree that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that, to the extent that the JAMS’ rules conflict with the Rules, the Rules will take precedence.

C. Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between the Company and Consultant. Accordingly, except as provided for by the Rules, neither the Company nor Consultant will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

E. Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Consultant is waiving its right to a jury trial. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.

12. Miscellaneous.

A. Governing Law. This Agreement shall be governed by the laws of California without regard to California’s conflicts of law rules. Consultant agrees to jurisdiction in California for any disputes as set forth in Section 11 above.

B. Assignability. Except as otherwise provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement.

C. Entire Agreement. With the exception of the Separation Agreement and Release regarding Consultant’s separation from employment with the Company, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section 12.E.

(1) If to the Company, to:

Pacific Biosciences 1380 Willow Road Menlo Park, CA 94025 Attention: Legal Department Telephone: (650) 521-8000 Facsimile: (650) 323-9420

(2) If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

F. Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

G. Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

H. Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date last indicated below and effective as of the Effective Date.

CONSULTANT		PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

By:	/s/ Hugh Martin	By:	/s/ Michael Hunkapiller
Name:	Hugh Martin	Name:	Dr. Michael Hunkapiller
Date:	January 10, 2012	Title:	Chairman, President & Chief Executive Officer
		Date:	January 10, 2012
Address for Notice:

APPENDIX A

Services and Compensation

1.	Contact. Consultant’s principal Company contact:

Name: Dr. Michael Hunkapiller

Title: Chairman, President & Chief Executive Officer

2.	Services. The Services shall include, but shall not be limited to, the following:

Consultant will provide such advisory and consultancy services to the Company as reasonably requested by Dr. Hunkapiller.

3.	Compensation.

A. During the Term of this Agreement, provided the Agreement has not otherwise terminated, the Company will pay Consultant $20,000 per month in exchange for his Services.

B. The Company will reimburse Consultant for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement, consistent with the Company’s travel and expense policies, if Consultant receives written consent from an authorized agent of the Company prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with the Company’s policies. Consultant shall not be reimbursed for commute time to and from Company’s premises. To the extent Consultant is required to travel for any portion of the Services, then Consultant and Company shall agree in writing, prior to such travel, the extent to which Consultant shall be reimbursed for any travel time.

C. On a monthly basis, Consultant shall submit to the Company a written invoice for any expenses, and such invoices shall be subject to the approval of the contact person listed above or other designated agent of the Company. All payments hereunder shall be made to Consultant within thirty (30) days from the end of the month the relevant Services were performed or from the date on which the Company receives Consultant’s valid and correct invoice, as applicable.

D. All payments and benefits provided for under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (together, “Section 409A”) so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

APPENDIX B

Consultant’s Relationships With Other Companies

(If blank, Consultant represents that he has no such relationships.)

Exhibit B

(Supplemental Release)

1. General Release. In consideration of the mutual promises and Severance Payment and other consideration provided in the Separation Agreement and Release, dated             (the “Agreement”), HUGH MARTIN hereby verifies and confirms his renewed agreement to the terms of that Agreement, including but not limited to the release and waiver of any and all claims relating to his employment with the Company, and further extends such release and waiver to any claims that may have arisen during the Term of the Consulting Agreement as defined therein, including but not limited to claims under any local ordinance or state or federal employment law, including laws prohibiting discrimination in employment on the basis of race, sex, age, disability, national origin, or religion, as well as any claims for misclassification, wrongful discharge, breach of contract, attorneys’ fees, costs, or any claims of amounts due for fees, commissions, stock options, expenses, salary, bonuses, profit sharing or fringe benefits (the “Supplemental Release”).

2. Return of Company Property. Executive’s signature below constitutes his certification under penalty of perjury that, except for any items that have been expressly given to Executive by the Company to keep, he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.

3. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Supplemental Release, the Company has paid or provided all consulting fees, salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

4. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Supplemental Release. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Supplemental Release; (b) he has twenty-one (21) days within which to consider this Supplemental Release; (c) he has seven (7) days following his execution of this Supplemental Release to revoke the Supplemental Release; (d) this Supplemental Release shall not be effective until after the revocation period has expired; and (e) nothing in this Supplemental Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Supplemental Release and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Supplemental Release. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Supplemental Release on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

5. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THE AGREEMENT, THE CONFIDENTIALITY AGREEMENT, OR THIS SUPPLEMENTAL AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN MATEO COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE (INCLUDING THE CONFIDENTIALITY AGREEMENT). SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

6. Entire Agreement. The Agreement and this Supplemental Release represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Confidentiality Agreement (as amended in the Agreement) and the Stock Option Agreements. The arbitration provision of this Supplemental Release (Section 5 above) supersedes the arbitration provisions in the Agreement, the Consulting Agreement and the Confidentiality Agreement.

7. Expiration of Supplemental Release. This Supplemental Release is null and void if the Company has not received a copy executed by the Executive within two (2) weeks following the Termination Date of the Consulting Agreement as defined in the Consulting Agreement. This Supplemental Release will become effective after it has been signed by both Parties and after seven (7) days have passed since Executive signed the Supplemental Release (the “Effective Date”). Executive has seven (7) days after he signs the Supplemental Release to revoke it. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Supplemental Release on the Company’s behalf that is received prior to the Effective Date.

8. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Supplemental Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive further acknowledges that: (a) he has read this Supplemental Release; (b) he has been represented in the preparation, negotiation, and execution of this Supplemental Release by legal counsel of his own choice or has elected not to retain legal counsel; (c) he has been given at least twenty-one (21) days within which to consider this Agreement; (d) he understands the terms and consequences of this Supplemental Release and of the releases it contains; and (e) he is fully aware of the legal and binding effect of this Supplemental Release.

IN WITNESS WHEREOF, the Parties have executed this Supplemental Release on the respective dates set forth below.

HUGH MARTIN, an individual

Dated: January 10, 2012	/s/ Hugh Martin
Hugh Martin

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Dated: January 10, 2012	By	/s/ Michael Hunkapiller
Dr. Michael Hunkapiller
Chairman, President & Chief Executive Officer

Exhibit C

(Board Resignation Letter)

June    , 2012

Board of Directors

Pacific Biosciences of California, Inc.

1380 Willow Rd.

Menlo Park, CA 94025

Re: Resignation from Board of Directors

Dear Board members:

I, Hugh Martin, hereby resign from my position as a Director of Pacific Biosciences of California, Inc., effective as of the date of this letter.

Sincerely,

/s/ Hugh Martin
Hugh Martin